UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 2, 2011

Bio-Reference Laboratories, Inc.

 (Exact name of registrant as specified in its charter)

New Jersey	0-15266	22-2405059
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

481 Edward H. Ross Drive, Elmwood Park,	NJ 07407
(Address of principal executive offices)	(Zip Code)

(201) 791-2600

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BioReference Laboratories, Inc.

Form 8-K — November 2, 2011

Item 1.01 Entry into a Material Definitive Agreement

On November 2, 2011 (as of October 31, 2011); the Registrant executed an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with PNC Bank, National Association (“PNC”) as Lender and as Agent, Pursuant o the Loan Agreement, the Registrant’s credit facility from PNC was extended from October 31, 2011 to October 31, 2016 and the maximum permitted amount of the credit line (not to exceed 50% of the Registrant’s eligible receivables as defined in the Loan Agreement) was increased from $40 million to $45 million.

Interest on advances under the Loan Agreement is payable based on PNC’s prime rate, and may also be based in part on a “Euro-Rate” linked to the London interbank offer rate for US dollars, in each case, plus an additional interest percentage.

The credit line is collateralized by substantially all of the Registrant’s assets. The Loan Agreement contains restrictions against certain specified acquisitions, borrowings and extensions of credit by the Registrant, places limitation on capital expenditures, and requires the Registrant to maintain a fixed charge coverage of not less than 1.25 to 1.0. The Loan Agreement also prohibits the Registrant from paying cash dividends without PNC’s prior written consent.

The Registrant intends to file a copy of the Loan Agreement as an exhibit to its annual report on Form 10-K for the year ending October 31, 2011.

SIGNATURES

PURSUANT TO THE Requirements of the Securities Exchange act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOREFERENCE LABORATORIES, INC.

Dated:	November 3, 2011	By	/S/ Marc D. Grodman
Marc D. Grodman, President